Exhibit 11

Calculation of Earnings per Common Share
For the Year Ended May 31, 1997

                                                Primary     Fully Diluted
                                              ---------------------------
CSE's:
  Common Stock                                 4,100,420      4,100,420
  Series 2 Preferred (CSE)                       970,450        970,450
  Debentures (non-CSE):
    # bonds                                          189            189
    x conversion rate                                200            200
                                               ------------------------
    # shares under bonds outstanding              37,800         37,800
    x exercise price                                   5              5
                                               ------------------------
    = cash generated                             189,000        189,000
Market price of common stock:
      Average                                  $  0.2784
      Closing                                                 $    0.25

 # treasury shares that could be repurchased     678,857        756,000
                                               ------------------------
Incremental # shares                                   0              0

  Warrants & options:
     # options & warrants outstanding          5,210,000      5,210,000
      x exercise price = cash generated        2,386,818      2,386,818
Market price of common stock:
      Average                                  $  0.2784
      Closing                                                 $    0.25

 # treasury shares that could be repurchased   8,573,061      9,547,273
                                               ------------------------
Incremental # shares                                   0              0
                                               ------------------------

Total CSE                                      4,100,420      4,100,420
                                               ========================
Debentures "if converted"                                        37,800
                                                              =========

EARNINGS PER SHARE:
    Net income                                  (190,265)      (190,265)
    Subtract:  preferred stock dividends         349,162        349,162
                                               ---------
    Add:  interest expense on non-CSE debt                       17,955
                                               ------------------------
                                                (539,427)      (521,472)
    Divided by #CSEs + non-CSE debt            4,100,420      4,138,220
                                               ------------------------
        EPS                                        (0.13)         (0.13)
                                               ========================

    Net income                                  (190,265)      (190,265)
    Add:  interest expense on non-CSE debt                       17,955
                                               ------------------------
                                                (190,265)      (172,310)
    Divided by #CSEs + non-CSE debt            5,070,870      5,108,670
                                               ------------------------
        EPS                                        (0.04)         (0.03)
                                               ========================

(Preferred Stock is anti-dilutive so it is not included in EPS.) (Debt is determined to be non-CSE due to the interest rate test.)
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